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                                                                  EXHIBIT T3E(6)

              LETTER TO HOLDERS OF ORIGINAL NOTES IN PHYSICAL FORM
                            SOUTHWEST ROYALTIES, INC.

                                OFFER TO EXCHANGE
                WITH RESPECT TO ITS 10 1/2% SENIOR NOTES DUE 2004
                            AND CONSENT SOLICITATION

THE EXCHANGE OFFER AND CONSENT SOLICITATION AND RELATED WITHDRAWAL AND REVOCATION RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK, NEW YORK TIME, ON APRIL 1, 2002 OR SUCH OTHER DATE AS MAY BE ANNOUNCED (THE "EXPIRATION DATE").

                                                                   _______, 2002



To Holders of Original Notes in Physical Form:

         Enclosed for your consideration are the Offer to Exchange and Consent Solicitation Statement dated March 4, 2002, including accompanying exhibits
(the "Statement") and the Consent and Letter of Transmittal which together constitute: (i) the offer (the "Exchange Offer") by Southwest Royalties, Inc., a Delaware corporation ("Southwest"), upon the terms of and subject to the conditions set forth in the Statement and the accompanying Consent and Letter of Transmittal, to exchange $60 million aggregate principal amount of its 10 1/2% Senior Secured Notes due 2004 (the "New Notes") and 900,000 shares of its Class A common stock, $.01 par value per share (the "Class A Common Shares" and, together with the New Notes, the "Exchange Consideration"), for at least $115 million (the "Minimum Tender") of its issued and outstanding 10 1/2% Senior Notes due 2004 (the "Original Notes"), from the registered holders thereof (the "Holders"); and (ii) Southwest's solicitation of the consent of Holders (the "Consent Solicitation") (a) to amend certain provisions of the Indenture dated October 14, 1997, between Southwest, Southwest Royalties Holdings, Inc. ("SRH"), as parent guarantor, and State Street Bank and Trust Company, National Association (the "Original Trustee"), as trustee for the Holders, pursuant to which the Original Notes were issued (the "Original Indenture"), by approving and adopting a supplemental indenture, which will contain such amendments; (b) to waive certain provisions of the pledge agreement dated October 15, 1997, by and between SRH and the Original Trustee (the "Pledge Agreement"); and (c) to approve an amended and restated pledge agreement which will contain certain amendments to the Pledge Agreement (collectively, the waivers and amendments described above are the "Consents"). If and when the Exchange Offer is consummated, the New Notes will be issued pursuant to, and will be entitled to the benefits of, an Indenture (the "New Indenture"), to be dated the Exchange Date, between Southwest and Wilmington Trust Company, as trustee for the Holders (the "New Trustee").

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         In the event Southwest receives more than the Minimum Tender, the
Exchange Consideration will not be proportionately increased upon receipt of such additional Original Notes in connection with the Exchange. Thus, in the event Southwest receives the Minimum Tender, for each $1,000,000 principal amount of Original Notes tendered, the Holders will receive $521,740 principal amount of New Notes and 7,826 shares of Class A Common Shares. If, however, the Holders tender all of the Original Notes outstanding, which equal $123.685 million in principal, then for each $1,000,000 principal amount tendered the Holders will receive $485,100 principal amount of New Notes and 7,276 shares of Class A Common Shares.

         If you decide to tender the Original Notes you hold and to deliver the related Consents in the Exchange Offer and Consent Solicitation, you must complete the enclosed Consent and Letter of Transmittal and send it, together with the Original Notes and with any other required documents, to Wilmington Trust Company, as depositary (the "Depositary"), at one of the addresses indicated on the back page of the Consent and Letter of Transmittal, in compliance with the procedures described in the Statement and in the Consent and Letter of Transmittal. By executing the Consent and Letter of Transmittal, you will also confer upon the Depositary a power of attorney to execute any instrument which Southwest may deem necessary or advisable to accomplish the purpose of the Exchange Offer now or in the future, including, but not limited to the Note Exchange Agreement, the Collateral Trust and Intercreditor Agreement and the Stockholders Agreement (the "Power of Attorney").

         To validly tender Original Notes held in physical form pursuant to the Offer, a registered holder who holds Original Notes in physical form ("Physical Holders") must (i) deliver certificates representing such Original Notes to the Depositary; (ii) complete and sign the Consent and Letter of Transmittal (or a facsimile copy thereof) in accordance with the Instructions to the Consent and Letter of Transmittal, have the signature thereon guaranteed if required by the Instructions to the Consent and Letter of Transmittal and deliver it to the Depositary and (iii) complete and deliver any other documents required by the Instructions to the Consent and Letter of Transmittal and this Statement to the Depositary. A Physical Holder who desires to tender Original Notes and who cannot comply with the procedures set forth in the Statement and Consent and Letter of Transmittal for tender on a timely basis or whose Original Notes are not immediately available must comply with the procedures for guaranteed delivery set forth in the Statement and Consent and Letter of Transmittal. THE CONSENT AND LETTER OF TRANSMITTAL AND ANY CERTIFICATES EVIDENCING ORIGINAL NOTES TENDERED PURSUANT TO THE OFFER SHOULD BE SENT ONLY TO THE DEPOSITARY AND NOT TO SOUTHWEST OR THE ORIGINAL TRUSTEE. Failure to provide necessary information may result in your tender being rejected or may cause a delay in confirmation of your New Notes. The New Notes and certificates for Class A Common Shares will be distributed to the Depositary, which will act as agent for the validly tending Holders of Original Notes for the purposes of receiving New Notes and Class A Common Shares and transmitting such securities to exchanging Holders of Original Notes.

         If you have any questions about the Exchange Offer and Consent Solicitation or the procedures required to tender your Original Notes, to deliver Consents and to confer the Power of Attorney, please call Wilmington Trust Company at the telephone numbers listed on the back page of the Consent and Letter of Transmittal. Questions may also be directed to

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J. Steven Person, Executive Vice President of Southwest, by writing to him at
407 N. Big Spring Street, Midland, Texas 79701, or by phoning him at
(915) 686-9927.

                                        Very truly yours,





                                        Southwest Royalties Inc.